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                                                                     Exhibit 2.1

                               AGREEMENT BETWEEN
                          AMERICA'S HEALTH PLAN, INC.
                                      AND
                    UNITED PAYORS & UNITED PROVIDERS, INC.

     This Agreement documents the verbal agreement (the "AHP agreement") entered into in October, 1995, effective December 28, 1995, by and between America's Health Plan, Inc. ("AHP") and United Payors & United Providers, Inc., formerly PB Newco, Inc. dba united Payors & United Providers ("UP&UP") regarding the transfer of certain clients to UP&UP; and;

     WHEREAS, AHP and UP&UP have been implementing such transfer of clients; and

     WHEREAS, AHP and UP&UP wish to formalize in writing the AHP Agreement and to ratify, approve, adopt and confirm the actions taken to date by AHP and UP&UP pursuant to the AHP Agreement;

     NOW, THEREFORE, for just and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, AHP and UP&UP hereby agree that AHP has transferred to UP&UP the Transferred Client Group ("TCG") (Attachment A). The transfer has been effected by the assignment by AHP of its contract rights and obligations, subject to any rights of the other party to a contract to consent to any assignment of the contract, combined with AHP's grant to UP&UP to contract separately with the TCG, and thereby terminate the contractual arrangement of the TCG with AHP.

     In furtherance of such transfer, AHP hereby transfers and assigns to UP&UP all of AHP's rights, title, interest and obligations in, to and under each of the contracts AHP entered into with the TCG, subject to any rights of the other party to a contract to consent to any assignment of the contract. In addition, AHP hereby grants to UP&UP permission for UP&UP to contract separately with the TCG, and thereby terminate the contractual arrangement of a TCG party with AHP. Prior to the receipt of any required consent by a TCG party to the assignment to UP&UP of AHP's contract with such party or such TCG party contracting separately with UP&UP, UP&UP and AHP shall jointly administer the contract with such TCG party and UP&UP shall be entitled to all of AHP's benefits under such contract.

     UP&UP hereby accepts the transfer and assignment of the TCG contract rights and obligations from AHP in accordance with the terms hereof AHP agrees to, and to cause its appropriate officers to, execute any and all other documents and assignments necessary or appropriate to effectuate the transfer contemplated hereby.

     To facilitate the transfer during the transition period, the TCG may continue to access the AHP provider network without any payment to AHP, except to the extent necessary to cover costs of AHP under certain sharing arrangements AHP has with various provider networks.

     IN WITNESS WHEREOF, the parties hereto indicate their agreement with the terms and provisions hereof.

America's Health Plan, Inc.            United Payors & United Providers, Inc.

By: /s/ John B. Maas                   By: /s/ Thomas L. Blair
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Its: Chief Operating Officer           Its: President
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Date: 6/10/96                          Date: 6/10/96
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